Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

941-792-1680

kevin.inda@cci-ir.com

H&E Equipment Services Reports Fourth Quarter 2014 Results

BATON ROUGE, Louisiana — (February 26, 2015) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the fourth quarter and year ended December 31, 2014.

FOURTH QUARTER 2014 HIGHLIGHTS:

•	Revenues increased 14.7% to $297.8 million versus $259.6 million a year ago.

•	Net income was $16.7 million in the fourth quarter compared to $14.6 million a year ago, an increase of $2.1 million, or 14.2%, from a year ago. The effective income tax rate increased to 40.4% compared to 31.1% a year ago.

•	EBITDA increased 22.8% to $87.1 million from $70.9 million, yielding a margin of 29.2% compared to 27.3% a year ago.

•	Rental revenues increased 22.6%, or $20.4 million, to $110.8 million due to a larger fleet, higher utilization and improved rates compared to a year ago. New equipment sales increased 12.0% to $87.2 million from $77.8 million a year ago.

•	Parts and service revenues in the fourth quarter increased 16.6% to $46.5 million from $39.8 million last year on a combined basis.

•	Gross margin was 31.9% as compared to 31.5% a year ago.

•	Average time utilization (based on original equipment cost) was 72.4% compared to 71.9% a year ago and 74.1% in the third quarter of 2014. Average time utilization (based on units available for rent) was 67.4% compared to 66.0% last year and 68.3% last quarter.

•	Average rental rates increased 3.0% compared to a year ago and improved 0.6% compared to the third quarter of this year.

•	Dollar utilization was 35.8% compared to 36.2% a year ago.

•	Average rental fleet age at December 31, 2014 was 31.7 months, down from 34.9 months at the end of the last year and approximately eleven months younger than the current industry average age of 43.1 months.

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H&E Equipment Services Reports Fourth Quarter 2014 Results

February 26, 2015

“The fourth quarter represented a strong conclusion to a banner year for our company as we continued to successfully capitalize on the accelerating recovery in commercial construction markets,” said John Engquist, H&E Equipment Services’ chief executive officer. “Our rental business is performing extremely well, with revenues increasing 22.6% in the fourth quarter compared to last year, as we continue to experience solid demand in all of our end user markets. As a whole, 2014 was a strong year for our business as total revenues and EBITDA increased 10.4% and 22.0%, respectively, as compared to last year. Our solid EBITDA growth for the year was driven by a 19.2% year-over-year increase in rental revenue combined with average time utilization of 72.2% and our ability to achieve continued rate increases.”

Engquist concluded, “We believe healthy growth opportunities will continue into 2015, driven by momentum in the non-residential construction markets and increasing industrial expansion in Louisiana and Texas. While there is concern that reduced oil prices may negatively impact the anticipated expansion in Louisiana and Texas, many projects are expected to continue as a result of low natural gas prices. In addition, oil and gas activities only accounted for approximately 13% of our total revenues in 2014, with the vast majority of our equipment being used in oil production rather than exploration, which historically has been less sensitive to changes in the price of oil. Finally, we believe any adverse impact from decreased oil patch activity may be mitigated by increased activity in other industries as a result of lower fuel prices. We believe our outlook is positive based on the current trends we see in our business, recent discussions with our customers and the solid outlook for the construction markets.”

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2014:

Revenue

Total revenues increased 14.7% to $297.8 million from $259.6 million in the fourth quarter of 2013. Equipment rental revenues increased 22.6% to $110.8 million compared with $90.4 million in the fourth quarter of 2013. New equipment sales increased 12.0% to $87.2 million from $77.8 million in the fourth quarter of 2013. Used equipment sales decreased 1.9% to $37.2 million compared to $38.0 million in the fourth quarter of 2013. Parts sales increased 21.2% to $30.6 million from $25.2 million in the fourth quarter of 2013. Services revenues increased 8.7% to $15.9 million compared to $14.6 million a year ago.

Gross Profit

Gross profit increased 16.4% to $95.0 million from $81.6 million in the fourth quarter of 2013. Gross margin was 31.9% for the quarter ended December 31, 2014, compared to gross margin of 31.5% for the quarter ended December 31, 2013.

On a segment basis, fourth quarter 2014 gross margin on rentals was 49.3% compared to 48.9% in the fourth quarter of 2013 due to higher average fleet utilization, increased average rental rates on new contracts in the period and lower rental expenses as a percentage of equipment rental revenues. On average, rental rates increased 3.0% compared to the fourth quarter of 2013. Time utilization (based on original equipment cost) was 72.4% in the fourth quarter of 2014 compared to 71.9% a year ago.

Gross margin on new equipment sales was 11.9% in the fourth quarter of 2014 compared to 10.7% in the fourth quarter a year ago, and gross margin on used equipment sales was 29.9% compared to 29.7% a year ago. Gross margin on parts sales was 27.7% in the fourth quarter of 2014 and 30.2% a year ago largely due to revenue mix. Gross margin on service revenues was 64.6% compared to 63.9% in the prior year.

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H&E Equipment Services Reports Fourth Quarter 2014 Results

February 26, 2015

Rental Fleet

At the end of the fourth quarter of 2014, the original acquisition cost of the Company’s rental fleet was $1.2 billion, an increase of $242.3 million from $1.0 billion at the end of 2013. Dollar utilization was 35.8% during the fourth quarter of 2014 compared to 36.2% for the fourth quarter of 2013.

Selling, General and Administrative Expenses

SG&A expenses for the fourth quarter of 2014 were $54.2 million compared with $48.7 million last year, a $5.5 million increase, or 11.2%. The net increase in SG&A expenses is primarily a result of increased wages, commission, incentive pay and consulting fees. For the fourth quarter of 2014, SG&A expenses as a percentage of total revenues were 18.2% compared to 18.8% a year ago.

Income from Operations

Income from operations for the fourth quarter of 2014 was $41.2 million, or 13.8% of revenues, compared with $33.8 million, or 13.0% of revenues a year ago.

Interest Expense

Interest expense for the fourth quarter of 2014 was $13.6 million compared to $12.9 million in the fourth quarter of 2013.

Net Income

Net income was $16.7 million, or $0.47 per diluted share, compared to net income of $14.6 million, or $0.41 per diluted share, a year ago. The effective income tax rate increased to 40.4% compared to 31.1% a year ago due to lower favorable permanent differences in relation to pre-tax income.

EBITDA

EBITDA for the fourth quarter of 2014 increased 22.8% to $87.1 million compared to $70.9 million a year ago. EBITDA, as a percentage of revenues, was 29.2% compared to 27.3% a year ago.

FINANCIAL DISCUSSION FOR THE YEAR ENDED DECEMBER 31, 2014:

Revenue

Total revenues increased 10.4%, or $102.7 million, to $1.1 billion from $987.8 million in 2013. Equipment rental revenues increased 19.2% to $404.1 million compared with $338.9 million in 2013. New equipment sales increased 11.3% to $328.0 million from $294.8 million in 2013. Used equipment sales decreased 13.0% to $123.2 million compared to $141.6 million in 2013. Parts sales increased 10.2% to $113.7 million from $103.2 million in 2013. Services revenues increased 8.1% to $61.3 million compared with $56.7 million a year ago.

Gross Profit

Gross profit increased 15.3% to $347.9 million from $301.8 million in 2013. Gross margin was 31.9% for 2014 as compared to 30.6% for 2013.

On a segment basis, gross margin on rentals increased to 48.5% in 2014 from 47.7% in 2013 primarily due to higher average time utilization, increased average rental rates and lower rental expense as a percentage of equipment rental revenues. On average, 2014 rental rates increased 2.8% as compared to 2013. In 2014, time utilization (based on original equipment cost) was 72.2% compared to 70.8% last year.

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H&E Equipment Services Reports Fourth Quarter 2014 Results

February 26, 2015

Gross margin on new equipment sales was 11.7%, up from 10.8% in 2013. Gross margin on used equipment sales increased to 31.0% from 28.9%. Gross margin on parts sales increased to 28.7% from 28.0%. Gross margin on service revenues was 64.9% compared to 62.9% in 2013.

Selling, General and Administrative Expenses

SG&A expenses for 2014 were $206.5 million compared with $189.1 million last year, an increase of $17.4 million, or 9.2%. The net increase in SG&A expenses is primarily a result of increased wages, commission, incentive pay, consulting fees, branch expansion expenses, liability insurance costs and depreciation expense. In 2014, SG&A expenses as a percentage of total revenues were 18.9% compared to 19.1% in 2013.

Income from Operations

Income from operations in 2014 was $143.7 million, or 13.2% of revenues, compared to $115.3 million, or 11.7% of revenues in 2013.

Interest Expense

Interest expense in 2014 was $52.4 million compared to $51.4 million in 2013.

Net Income

Net income was $55.1 million, or $1.56 per diluted share, compared to $44.1 million, or $1.26 per diluted share, a year ago. The effective income tax rate increased to 40.5% in 2014 compared to 32.3% in 2013 due to lower favorable permanent differences in relation to pre-tax income.

EBITDA

EBITDA for 2014 increased $56.1 million to $311.6 million from $255.5 million in 2013. EBITDA as a percentage of revenues was 28.6% in 2014 compared to 25.9% in 2013.

Non-GAAP Financial Measures

This press release contains a certain Non-GAAP measure (EBITDA). Please refer to our Current Report on Form 8-K for a description of this measure and a discussion of our use of this measure. EBITDA as calculated by the Company, is not necessarily comparable to similarly titled measures reported by other companies. Additionally, this Non-GAAP measure is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss fourth quarter results today, February 26, 2015, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-1422 approximately 10 minutes prior to the start of the call. A telephonic replay will be available after 1:00 p.m. (Eastern Time) on February 26, 2015, and will continue through March 7, 2015, by dialing 719-457-0820 and entering confirmation code 1883025.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on February 26, 2015, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

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H&E Equipment Services Reports Fourth Quarter 2014 Results

February 26, 2015

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 70 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) the pace of economic recovery in areas affecting our business (although we have experienced an upturn in our business activities from the most recent economic downturn and related decreases in construction and industrial activities, there is no certainty that this trend will continue; if the pace of the recovery slows or construction and industrial activities decline, our revenues and operating results may be severely affected); (3) the impact of conditions of the global credit markets and their effect on construction spending activity and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) the risks associated with the expansion of our business; (8) our possible inability to effectively integrate any businesses we acquire; (9) competitive pressures; (10) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (11) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Fourth Quarter 2014 Results

February 26, 2015

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues:
Equipment rentals	$110,834	$90,417	$404,110	$338,935
New equipment sales	87,150	77,789	328,036	294,768
Used equipment sales	37,233	37,971	123,173	141,560
Parts sales	30,550	25,203	113,732	103,174
Service revenues	15,920	14,644	61,292	56,694
Other	16,074	13,555	60,069	52,625

Total revenues	297,761	259,579	1,090,412	987,756

Cost of revenues:
Rental depreciation	39,954	32,269	146,055	121,948
Rental expense	16,230	13,937	61,916	55,338
New equipment sales	76,749	69,434	289,526	262,887
Used equipment sales	26,112	26,687	84,936	100,693
Parts sales	22,078	17,581	81,106	74,241
Service revenues	5,643	5,291	21,507	21,034
Other	15,975	12,736	57,428	49,779

Total cost of revenues	202,741	177,935	742,474	685,920

Gross profit	95,020	81,644	347,938	301,836

Selling, general, and administrative expenses	54,156	48,715	206,480	189,062
Gain on sales of property and equipment, net	354	834	2,286	2,549

Income from operations	41,218	33,763	143,744	115,323

Interest expense	(13,610)	(12,854)	(52,353)	(51,404)
Other income, net	350	283	1,293	1,228

Income before provision for income taxes	27,958	21,192	92,684	65,147

Provision for income taxes	11,281	6,591	37,545	21,007

Net income	$16,677	$14,601	$55,139	$44,140

NET INCOME PER SHARE
Basic – Net income per share	$0.47	$0.42	$1.57	$1.26

Basic – Weighted average number of common shares outstanding	35,208	35,099	35,159	35,041

Diluted – Net income per share	$0.47	$0.41	$1.56	$1.26

Diluted – Weighted average number of common shares outstanding	35,272	35,194	35,249	35,146

Dividends declared per common share	$0.25	$—	$0.50	$—

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H&E Equipment Services Reports Fourth Quarter 2014 Results

February 26, 2015

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	December 31, 2014	December 31, 2013

Cash	$15,861	$17,607
Rental equipment, net	889,706	688,710
Total assets	1,358,804	1,090,340
Total debt (1)	892,018	734,738
Total liabilities	1,225,437	995,528
Stockholders’ equity	133,367	94,812
Total liabilities and stockholders’ equity	$1,358,804	$1,090,340

(1)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amount outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Net income	$16,677	$14,601	$55,139	$44,140
Interest expense	13,610	12,854	52,353	51,404
Provision for income taxes	11,281	6,591	37,545	21,007
Depreciation	45,500	36,869	166,514	138,903

EBITDA	$87,068	$70,915	$311,551	$255,454

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